EXHIBIT 99.4

SHONEY'S, INC. ANNOUNCES MERGER AGREEMENT

NASHVILLE, Tenn., Jan. 24 -- Shoney's, Inc., (OTC Bulletin Board: SHOY) today announced the company has entered into a definitive agreement to merge with an affiliate of Lone Star Funds, a group of private equity funds. In the merger, the outstanding shares of Shoney's, Inc. will be acquired for $0.36 per share in cash.

The Shoney's, Inc. Board of Directors has voted unanimously in favor of the transaction. The final agreement, which is subject to approval by Shoney's, Inc. shareholders, and other customary closing conditions, is expected to close in the second quarter of 2002. Following the close of the merger, Shoney's will become a private company.

As part of the transaction, Lone Star Funds, through one of its affiliates, has acquired the outstanding indebtedness under the Company's Captain D's credit facility totaling approximately $135 million. That facility was scheduled to mature on March 31, 2002, and has been extended to October 31, 2002.

Shoney's, Inc. Chairman William M. Wilson made the announcement and said, "This transaction is a logical conclusion to the strategic alternatives process Shoney's announced last summer. We are convinced, given all the circumstances, this agreement is in the best interest of our shareholders, our employees, and our customers."

The transaction includes both the Shoney's Restaurants and Captain D's brands, and the investor group has expressed its intent to continue operating both concepts. Headquarters would remain in Nashville and no change in management is anticipated for either brand at this time.

Lone Star U.S. President David M. West said, "We see this as an opportunity to invest in two great brands with a long history. We are committed to providing necessary capital to strengthen the brands and grow the company. We intend to operate the brands, including continuing franchising as a key growth element. We are excited about this investment and look forward to working with the Shoney's and Captain D's teams to conclude the transaction and strengthen both brands."

Lone Star Funds, founded in 1993, is a group of private funds that invests globally in a broad range of real estate related investments, including secured and unsecured non-performing loans, and real estate debt and equity investments. The group has invested more than $4 billion of equity capital and has affiliate offices in Dallas, London, Tokyo and Seoul. The group is an investor in U.S. Restaurant Properties (NYSE: USV), which will hold a less than 10% interest in the merged company.

Shoney's, Inc., founded in 1951, owns, operates and franchises approximately 380 Shoney's Restaurants in 22 states and 560 Captain D's units in 23 states.

Certain statements in this release are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All forward looking statements involve risks and uncertainties which, in many cases, are beyond the control of the Company and could cause actual results to differ materially. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "could," "anticipate," "believe," or "continue" (or the negative thereof) or similar terminology. The Company undertakes no obligation to update any forward looking statements, or to make any other forward looking statements, whether as a result of new information, future events or otherwise. Further information on factors which could affect the Company's financial results is contained in the Company's filings with the Securities and Exchange Commission, including the ability of management to implement successfully its strategy for improving Shoney's Restaurants performance, the ability to effect asset sales consistent with the projected proceeds and timing expectations, the results of pending litigation, adequacy of management personnel resources, shortages of restaurant labor, commodity price increases, product shortages, adverse general economic conditions, turnover and a variety of other factors.